EXHIBIT 99.1

The following is a copy of the email submitted by Curtis D. Hodgson to the Board of Directors.

LEGH board members:

Effective July 21st at 5pm, I resign from the board.

This has been a very difficult decision for me. Kenny and I have been partners for a very long time. We have jumped in and out of thousands and thousands of mobile homes. Now I am 72 years old, and it just feels like the right time to “go to the house.”

On that note, if you find time to visit us in Minnesota, we always have comfortable beds, electric bikes, ski boats, and clean cars. Plenty of cold beer, too.

It truly has been an honor to work with y’all. I’m always just a phone call away.

Curtis D. Hodgson